UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 21, 2005
MedAire, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	C025328-02 (Commission File Number)	86-0528631 (I.R.S. Employer Identification No.)

80 E. Rio Salado Parkway, Suite 610, Tempe, Arizona	85281

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 480-333-3764
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On December 21, 2005 the Board of Directors (the “Board”) of MedAire, Inc., a Nevada corporation (the “Corporation”), appointed James Allen Williams to fill a vacancy on the Board. The Board took this action after considering a request to do so from Joan Sullivan Garrett, the Corporation’s founder, Chairman and Chief Executive Officer, and Best Dynamic Services Ltd., a corporation organized under the laws of the British Virgin Islands and wholly-owned subsidiary of International SOS Pte Ltd, a large travel assistance company headquartered in Singapore and London. These two shareholders collectively own over 55% of the Corporation’s voting stock and asked the Board to take this action when they advised the Corporation that they had entered into a shareholder letter agreement dated December 17, 2005 outlining mutual goals and strategies relating to the direction and control of the Corporation. As previously announced, this shareholder letter agreement generally provides that the two shareholders will use their best efforts to:
•	Effect the appointment of Mr. Williams, who is a senior executive of International SOS who previously ran International SOS operations in the U.S., to the Board by December 21, 2005;

•	Promptly effect a standstill with respect to all lawsuits pending or threatened between any of the parties and their affiliates, and later enter into a stipulated dismissal with regard to such lawsuits and exchange releases;

•	Prepare and circulate consent resolutions for execution by shareholders that will elect a new slate of nine directors, six of whom shall be designees of Best Dynamic and three of whom shall be designees of Ms. Garrett, and also approve various director compensation and other matters;

•	Cause the Corporation to enter into a new 5 year employment agreement with Ms. Garrett, who will continue as Chairman and be responsible for the representation and promotion of MedAire’s brand and assisting in formulating the strategic vision of the Corporation, but without day-to-day management responsibility; and

•	Enter into a shareholder agreement that requires the two shareholders to not vote their shares in a manner inconsistent with the shareholder letter agreement and places certain limitations on the transferability of Ms. Garrett’s shares for a period of 5 years.
Mr. Williams was appointed by the Board to serve as a director until the next annual meeting of shareholders or as otherwise determined pursuant to the Corporation’s bylaws and/or applicable laws, provided, however, that Mr. Williams has executed an irrevocable form of resignation that provides for his immediate and automatic resignation from the Board if for any reason the actions contemplated by the shareholder letter agreement are not consummated on or before February 28, 2006. Mr. Williams was not named and is not expected to be named to serve on any committees of the Board at this time.
Except as described above, the Corporation is not aware of any transactions in which Mr. Williams has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAire, Inc.
December 23, 2005	By:	/s/ Joan Sullivan Garrett
		Name:	Joan Sullivan Garrett
		Title:	Chairman & CEO